Exhibit 23.6

Consent of Analysys International

February 7, 2014

Xunlei Limited
4/F, Hans Innovation Mansion, North Ring Road

No. 9018 High-Tech Park, Nanshan District

Shenzhen, 518057

People’s Republic of China

Ladies and Gentlemen:

Analysys International hereby consents to references to its name in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Xunlei Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), and (iii) the Company’s marketing materials.

Analysys International further consents to inclusion of, summary of and reference to (i) the report entitled “Analysys International — OTT TV Research Report” and (ii) any other information, data and statements prepared by Analysys International, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

Analysys International also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Official seal of Beijing Analysys Information Consulting Co., Ltd., Shanghai Branch
Name:
Title:
For and on behalf of
Analysys International
(official seal)